Exhibit 10.4

MANUFACTURING AND DISTRIBUTION LICENSE AGREEMENT

THIS AGREEMENT (“Agreement’) dated May 30, 2005, among IMPULSE TECHNOLOGY LTD., an Ohio limited liability company whose address is 30612 Salem Drive, Bay Village; Ohio 44140-1127 (“Licensor”), CYBEX INTERNATIONAL INC., a New York corporation, whose address is 10 Trotter Drive, Medway MA 02053 (‘Licensee”); and TRAZER TECHNOLOGIES, INC., an Ohio Corporation f/k/a ARENA, INC, whose address is 30612 Salem Drive, Bay Village, Ohio 44140-1127 (“Trazer Tech”), which replaces in its entirety the previous Agreement, of 11/23/2003 among the parties;

WITNESSES THAT:

WHEREAS, Licensor and Trazer Tech own the TRAZER Patents, Know-How Proprietary Rights, Works and Technical Information as described in “DEFINITIONS” below relating to an interactive, computer-based simulator employing tracking sensor(s) for the purpose of assessing or enhancing human physical and/or cognitive performance, fitness and health;

WHEREAS, Licensor has heretofore granted to Trazer Tech, an exclusive, worldwide license for the sale of products utilizing TRAZER Technology in the medical, commercial fitness, consumer and industrial markets pursuant to a license agreement between Licensor and Trazer Tech dated September 25th, 2003, (the “TRAZER Agreement”);

WHEREAS, licensor desires to grant to Licensee an exclusive worldwide license to the TRAZER Technology in all markets with the exception of Home Health Care Software Programs and Services and certain Institutional Health Care Software Programs and Services, as described more particularly herein, and Licensee is willing to accept such license, upon the terms and provisions hereof;

WHEREAS, Trazer Tech agrees to license to Licensee any rights or interests in the TRAZER Technology, which it may have or which it may have acquired at any time during which it licensed Trazer Technology from Licensor pursuant to the TRAZER Agreement, and which relate to or are used or Licensee finds useful in connection with this Agreement;

NOW, THEREFORE, in consideration of the covenants contained herein and the payments to be made hereunder, and intending to be legally bound hereby, Licensor, Licensee and Trazer Tech agree as follows:

1. DEFINITIONS.

As used herein,

(a.) “TRAZER Technology” means an interactive, computer based simulator employing tracking sensor(s) for the purpose of assessing or enhancing human physical and/or cognitive performance, fitness and health, and includes, but not by way of limitation, a method or means for tracking human movement in response to proprietary software programs that deliver movement challenges to the user for the purpose of assessing and/or enhancing physical and/or cognitive performance, fitness and health.

(b.) “TRAZER Product” means a product employing the TRAZER Technology and/or covered by the TRAZER Patents.

(c.) “TRAZER Patents” means all domestic utility or design patents, patent applications or other similar rights that are filed or issued with respect to the TRAZER Technology including U.S. Patents 6,073,489, 6,098,458, 6,308,565, 6,430,997, and 5,524,637, and U.S. Patent Application 20030077556. “TRAZER Patents” also means all foreign utility or design patents, patent applications or other similar rights with respect to the TRAZER Technology that may be filed in any other countries. Without limiting the generality of the foregoing, “TRAZER Patents” also means any divisional, continuation, continuation-in-part, or substitute U.S. patent application that shall be based on any of the aforementioned U.S. Patents; and any patents that shall issue on any of the aforementioned patent applications or on any improvements thereof, and any reissues or extensions thereof.

(d.) “Technical Information” means all proprietary trade secrets, manufacturing methods, processes, formulations, techniques, engineering drawings, specifications and technical data, whether or not embodied in a written instrument, owned or controlled by Licensor or Trazer Tech or Licensee, which are used or useable in the development, manufacture, use or sale of any product or service, or improvement thereof, manufactured, marketed or sold under a license to the TRAZER Technology, as well as proprietary information owned or controlled by Licensor or Trazer Tech or Licensee related to the marketing, sale and distribution of the Licensed Programs, or improvements thereon, including but not limited to, information as to the trade secrets, inventions, ideas, product specifications, improvements, data, Know-How, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, materials, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, current and prospective financing sources, names and backgrounds of key personnel, personnel training techniques and materials, computer software and programs (including object codes and source codes), and computer software and database technologies, systems, structures and architectures.

(e.) “Know-How” means all designs, formulae, technologies, inventions, discoveries, improvements, trade secrets, manufacturing methods, processes, techniques, engineering drawings, specifications and technical data, whether or not embedded in a written instrument, owned or created by or for Licensor or Trazer Tech or Licensee which are related to, associated with, or conceived, reduced to practice, devised or developed, used or usable in connection with, or are a part of, the TRAZER Technology or improvements thereon.

(f.) “Works” means any and all works of authorship (including, without limitation, software applications, source code and object code, manuals or other documentation, and marketing and sales materials associated therewith) comprising, embodied in, or associated with the TRAZER Technology, and all Proprietary Rights therein.

(g.) “Work Product” means any and all tooling and manufacturing hardware including, but not by way of limitation, molds, dies, fixtures and PCB artwork, and any and all manufacturing documentation associated therewith.

(h.) “Home Health Care Software Programs and Services” shall mean any and all software programs and associated services utilizing TRAZER Technology in the home and intended for use with TRAZER Product in the home, which software programs or services are either (i) medically prescribed, (ii) medically reimbursed, and/or (iii) used for the management of active conditions medically diagnosed in conformance with ICDM-9 diagnostic codes and all subsequent versions of this code including ICDM-10 and ICF.

(i.) “Exclusive Home Health Care Software and Services Capabilities” means the exclusive right to communicate and manage data produced by Home Health Care Software Programs and Services used on TRAZER Product between a patient’s home and clinicians and/or third-party payers in connection with services provided in the patients’ home.

(j.) “Non-exclusive Health Care Software Programs” means the non-exclusive software programs and associated services for use in private practice and institutional clinical settings.

(k.) “Exclusive TRAQ Franchise Capabilities” means the exclusive rights as defined in the TRAZER-TRAQ SUPPLY AND LICENSE AGREEMENT.

(l.) “Licensed Territory” means the known universe.

(m.) “Net Selling Price” means with respect to any TRAZER Product provided by Licensee to its customer, the total amount received from said customer by Licensee in respect of its sale or other disposition of TRAZER Product after deducting (i) any cash discounts, rebates, concessions and allowances, including warranty allocation, (ii) sales tax, freight and other shipping charges, including any insurance, (iii) credits to customers for returned TRAZER Product or adjustments to the cost of TRAZER Product provided, or damage or other customer non-acceptance of TRAZER Product.

(n.) “Cost of Manufacturing” means the cost of materials and direct labor burdened with the standard manufacturing overhead rates in accordance with the standard methodology (“Overhead Allocation”) approved by the Licensee’s auditors and as used in the valuation of Licensee’s general inventory in the plant of manufacture further described as follows. Licensee’s methodology for calculating Overhead Allocation to purchased materials shall be to compare the sum of the pool of budgeted overhead costs associated with the procurement, handling and management of material purchases to the budgeted material costs to produce a rate that is applied to the cost of materials. The departments associated with the cost of Overhead Allocation to materials are purchasing, sourcing, inventory control and quality control. For purposes of reference relative to reasonableness of any future changes to Overhead Allocation to materials, the current Overhead Allocation to materials is 0.078 times cost of material. Licensee’s methodology for calculating Overhead Allocation to direct labor shall be to add the sum of the pool of budgeted overhead costs associated with product manufacturing to the cost of direct labor as follows. The budgeted sum of such overhead costs is divided by the budgeted direct labor hours to produce an overhead rate. This rate is then compared to the direct labor rate of each department and a percentage per department is developed. The departments involved in the Overhead Allocation to direct labor are the machine shop, fabrication, welding, paint, assembly, maintenance, plant facility, safety, environmental, manufacturing engineering, and production office and management. For purposes of reference relative to reasonableness of any future changes to Overhead Allocation to direct labor, the current average Overhead Allocation to direct labor is $36.63 per hour.

(o.) “Gross Margin” means Net Selling Price less Cost of Manufacturing.

(p.) “Revenue Share” means the percentage of Gross Margin paid by Licensee to Trazer Tech as described in Schedule A.

(q.) “Proprietary Rights” means all patent, copyright, trademark (including associated goodwill), trade secret, Know-How, Moral Rights, and other intellectual property or proprietary rights, foreign or domestic, in or to, associated with, arising in connection with, or related to the TRAZER Technology (and all elements or components thereof) or any inventions or Works.

(r.) “Moral Rights” means any right to:

(i)	divulge the TRAZER Technology to the public;

(ii)	retract the TRAZER Technology from the public;

(iii)	claim authorship of the Works;

(iv)	object to any distortion, mutilation or other modification of the TRAZER Technology; or

(v)	any and all similar rights existing under the law of any country or jurisdiction of the world, or under any treaty regardless of whether such right is called or referred to as a Moral Right.

2. LICENSE AND LIMITS AND RESTRICTIONS OF LICENSE.

(a.) Licensor hereby grants to Licensee, upon and subject to all the terms and conditions of this Agreement, an exclusive license to use and exploit the TRAZER Technology, including, but not by way of limitation, the exclusive right and license to use and exploit the Know-How, TRAZER Patents, Works, Technical Information and all Proprietary Rights associated therewith, for the purpose of developing, manufacturing, selling, providing, distributing, leasing or using Trazer Technology including, but not by way of limitation, improvements thereon, in the Licensed Territory.

(b.) Licensor hereby grants to Licensee, upon and subject to all the terms and conditions of this Agreement, a non-exclusive license to use and exploit the TRAZER Technology, including, but not by way of limitation, the exclusive right and license to use and exploit the Know-How, TRAZER Patents, Works, Technical Information and all Proprietary Rights associated therewith, and the non-exclusive right to use, copy and modify the source code for the Non-exclusive Health Care Software Programs, and distribute the object code of same, for the purpose of developing, selling, providing, distributing, sublicensing, leasing, using or transferring the Non-exclusive Health Care Software Programs in the Licensed Territory.

(c.) Licensor specifically restricts Licensee from creating TRAZER Product Software Programs, and from marketing or selling any software product or service utilizing TRAZER Technology for any use in the home that is either, (i) medically prescribed, (ii) medically reimbursed, and/or (iii) used for the management of active conditions medically diagnosed in conformance with ICDM-9 diagnostic codes in the Exclusive Home Health Care Software and Services Capabilities.

(d.) Licensor agrees to assist Licensee in the training of sales agents and distributors on the use and application of the TRAZER product. The approved cost of travel and lodging related to this assistance shall be born by the Licensee.

(e.) Licensor shall provide personnel at a minimum of four (4) trade shows per year to assist in the marketing and sales of the TRAZER product. The approved cost of travel and lodging related to this assistance shall be born by the Licensee.

(f.) Licensee agrees that it will not market or sell TRAZER Product incorporating or for use with “TRAQ Franchise Exclusive Capabilities” without expressed written permission of Traq, Inc. The term “TRAQ Franchise Exclusive Capabilities” is defined in the TRAZER-TRAQ SUPPLY AND LICENSE AGREEMENT, a copy of which is attached hereto as Exhibit A.

(g.) Licensee agrees to assume costs and responsibilities incurred from the date of this Agreement forward, and those specific costs listed in Schedule B, and to make reasonable commercial efforts relative to ongoing design, engineering, manufacturing, commercialization, product enhancements and improvements, marketing, distribution and sales of Trazer Technology and Trazer Product including software and hardware.

(h.) Licensee agrees to introduce a CYBEX-branded Trazer Product on or before February 27th, 2004. It is understood that this may be a prototype based on technology available at the time of signing of this Agreement.

3. TRADE NAMES AND TRADEMARKS.

During the term of this Agreement, Licensee will have the royalty-free right and license (and Licensor and Trazer Tech hereby grant such royalty-free right and license) to prominently use the trade name/mark TRAZER® and any other trade marks or trade names relating to the TRAZER Technology in advertising and promotional materials with respect to TRAZER Product. Licensee shall label Trazer Product, packaging and related materials using or incorporating the TRAZER Technology with the TRAZER® name and trademark.

4. ESTABLISHMENT OF NET SELLING PRICE.

The minimum Net Selling Price shall not be lower than a multiple of 2.26 times Cost of Manufacturing with the exception of any event or case in which Licensee no longer has an exclusive License as described in 2.a.

5. COMPENSATION.

(a.) In consideration for the licenses granted hereunder, and for the transfer, assignment and/or sharing of the TRAZER Technology, TRAZER Patent rights, Technical Information, Know-How, Works, Proprietary Rights and other work product of Trazer Tech, Licensee agrees to pay to Trazer Tech the Revenue Share recited in Schedule A based on Licensee’s sale or other disposition of TRAZER Product in the Licensed Territory.

(b.) The Revenue Share owed Trazer Tech by Licensee shall be calculated on a quarterly basis (“Revenue Accounting Period”) and shall be payable no later than thirty (30) days after the termination of the preceding full Revenue Accounting Period.

(c.) For each Revenue Accounting Period, Licensee shall provide Licensor and Trazer Tech with a written Revenue Share statement. Such Revenue Share statement shall be certified as accurate by a duly authorized officer of Licensee reciting the specific TRAZER Product sold or provided to customers, and the amount and date of receipt of payment of the Net Selling Price for such TRAZER Product. Such statements shall be furnished to Trazer Tech and Licensor regardless of whether any TRAZER Products were sold or provided during the Revenue Accounting Period or whether any Revenue Share is owed.

(d.) A Revenue Share obligation shall accrue only upon the receipt of payment for the TRAZER Product sold or provided by Licensee or its agents.

(e.) The receipt or acceptance by Trazer Tech or Licensor of any Revenue Share statement or payment shall not prevent Trazer Tech or Licensor from subsequently challenging the validity or accuracy of such statement or payment for up to three months after completion of an audit.

(f.) Upon expiration or termination of this Agreement, all Revenue Share obligations which accrued prior to the date of expiration or termination shall be accelerated and shall immediately become due and payable.

(g.) All Revenue Share payments due shall be paid in United States currency by check drawn on a U.S. bank.

(h.) Licensor acknowledges that it has authorized and consents to the Revenue Share being paid by Licensee to Trazer Tech and that, considering Licensor’s significant equity holdings in Trazer Tech, such payment to Trazer Tech constitutes sufficient and adequate consideration for the licenses granted by Licensor to Licensee pursuant to this Agreement.

6. DEALER AND DISTRIBUTION RIGHTS.

Licensee shall make best efforts to establish a separate agreement with Trazer Tech, covering the duration of this present Agreement, to grant Trazer Tech the non-exclusive right to act as a dealer and distributor of TRAZER products and all other products manufactured, marketed, or sold by Licensee. Trazer Tech dealer discounts on each and all of such products shall be equal to best discounts given to any other US dealer based on comparable sales volume.

Trazer Tech product sales shall be limited to medical and rehabilitation facilities, and to non-facility-based individuals purchasing products for their personal use or for use in providing mobile and/or in-home client services.

7. DEVELOPMENT OF DATA SERVICES AND MARKETING WEB SITE.

Licensee shall make best efforts to establish a separate agreement with Trazer Tech to cooperate in the development and maintenance of an independent web site and associated infrastructure and connectivity which will be designed to collect TRAZER performance measurement data from research studies and from qualified users who choose to participate in a data sharing program. It shall be Licensee’s choice whether or not to participate in the funding of the development and maintenance of such web site. Regardless of funding, the design and development, operations and market offerings of the described web site shall be directed and controlled by Trazer Tech. Nothing stated herein shall be deemed to require Trazer Tech to develop and maintain a web site and associated infrastructure and connectivity on a specific time table or by any date.

8. TERM.

This Agreement shall be effective as of the date of execution by the parties and shall expire simultaneously with the expiration of the longest-lived patent or the rejection or abandonment beyond further appeal of the last-remaining patent application comprised within the TRAZER Patents, whichever occurs later, unless sooner terminated by the parties pursuant to the terms of this Agreement (the “Term”).

9. RECORD INSPECTION AND AUDIT.

(a.) Licensor and Trazer Tech shall collectively have the right no more than once every six months, upon reasonable advance notice, and during Licensee’s regular business hours, to inspect Licensee’s books and records in Licensee’s possession or control with respect to the subject matter of this Agreement pertaining to the last 4 revenue share statements as described in 5 c. Licensor and Trazer Tech shall have free and full access thereto for such purposes and, at Licensor’s or Trazer Tech’ cost, may make copies thereof.

(b.) All books and records relative to Licensee’s obligations hereunder shall be maintained and made accessible to Licensor and/or Trazer Tech for inspection at a location in the United States for one year after termination of this Agreement.

10. INTELLECTUAL PROPERTY PROTECTION.

(a.) Licensor warrants that: (i) Licensee’s use and exploitation of the TRAZER Technology, including, but not by way of limitation, the use and exploitation of the Know-How, TRAZER Patents, Works, Technical Information and all Proprietary Rights associated therewith, and the use, copying, modification and distribution of code for the Health Care Software Licensed Programs, for the purposes of and as permitted by this Agreement; will be free of any rightful claim of any third party for infringement of the TRAZER. Patents; and (ii) the TRAZER Technology, the Know-How, TRAZER Patents, Works, Technical Information and Proprietary Rights do not infringe the intellectual property rights of any third party.

(b.) If any action or proceeding is brought challenging the right of Licensee to develop, manufacture, use, sell, provide, distribute, lease, sublicense or transfer any TRAZER Product on the basis of alleged infringement of TRAZER Patent rights or the intellectual property rights of any third party, Trazer Tech shall defend Licensee during the pending of such action and indemnify and hold Licensee harmless from any and all liabilities, damages, settlements, costs, expenses and fees, including without limitation attorneys’ fees, incurred in connection therewith. If there is any adjudication resulting in Licensor’s loss of rights necessary to develop, manufacture, use, sell, provide, distribute, lease, sublicense or transfer TRAZER Product on an exclusive basis after giving effect to such adjudication, Licensee shall have the right to (i) terminate this Agreement without penalty or further duty or liability to Licensor with the exception of the responsibility to pay any Revenue Share due on sales completed prior to such adjudication, or to (ii) continue to act as exclusive Licensee for such rights Licensor still possesses in which event the minimum Revenue Share requirements set forth in Schedule A shall be inapplicable, but the Revenue Share shall remain in effect.

(c.) While Licensor hereby grants to Trazer Tech the primary right to prosecute any infringement of the TRAZER Patents, including the right to: (i) institute and prosecute any and all actions to enjoin any and all infringers and (ii) institute and prosecute any other action or actions in a court of law or patent office which it may deem necessary, Licensee and Trazer Tech agree to use reasonable best efforts to cooperate in prosecute any infringement of the TRAZER Patents, and share equally any costs associated with such prosecution. In such a case, Licensee and Trazer Tech will share equally any and all recovery therefrom. If, however, Licensee and Trazer Tech cannot, within sixty days of receiving notice of the alleged infringement, agree to cooperate in such prosecution, Licensee may assume such prosecution at its sole cost and retain any and all recovery therefrom. In the event Licensee decides not to assume such prosecution, Licensor may assume such prosecution at its sole costs and retain any and all recovery therefrom.

(d.) With the exception of patent applications filed by Licensee, all patent applications comprised within the TRAZER Patents shall be prosecuted to issuance or final rejection by Licensor at its own cost and expense. With respect only to any taxes, annuities, working fees, maintenance fees, and/or renewal and extension charges applicable to each patent application and patent subject to this Agreement which shall be punctually paid by Licensor, Licensor shall maintain in full force and effect each of the TRAZER Patents and all Proprietary Rights for the entirety of the Term.

(e.) In the event that Licensee wishes that a corresponding patent application of any other country, territory, or possession be filed, it shall notify Licensor and Trazer Tech of that wish, and Licensor and/or Trazer Tech shall have the option to proceed to file such application at its own or shared expense, or to promptly notify Licensee that neither chooses to file such other patent application. If neither Licensor nor Trazer Tech chooses to file such an application, Licensee shall have the option to file such patent application and prosecute it to issuance or final rejection with all related costs and expenses incurred to be absorbed by Licensee. For any such patent application filed, prosecuted and paid for by Licensor and/or Trazer Tech, or by Licensee, any patent issuing thereon, and any renewals and extensions thereof shall automatically and with no further action of the parties be added to the aforesaid TRAZER Patents for purposes of this Agreement, and Licensor and/or Trazer Tech shall have title thereto. For any such patent application filed, prosecuted and paid for by Licensor, the documented costs of such filing and prosecution shall be deductible by Licensor from Licensee’s Revenue Share on sales made, after the date of grant of such patent(s), within the country, territory, or possession covered by the patent(s) granted as a result of Licensor’s filing and prosecution.

(f.) Should Licensee make a patentable improvement or enhancement to the TRAZER Product, Licensor shall retain any and all property rights pertaining to said improvements and/or enhancements, however, any such improvements and/or enhancements shall be exclusively licensed under the terms and conditions of this Agreement. With the exception of provisions in Section 14.f, Licensee shall have a perpetual right to preclude Licensor from using or exploiting such improvements or enhancements, or licensing such improvements or enhancements to a third party without the prior, written permission of Licensee, which permission may be granted or denied in the sole judgment of Licensee.

11. OWNERSHIP OF WORKS AND WORK PRODUCT.

Except for products and intellectual property of Licensor existing as of the date of this Agreement, the ownership of which shall be retained exclusively by Licensor, any and all Works and Work Product used in or developed in connection with this Agreement shall be jointly owned by Trazer Tech and Licensee. However, with the exception of Works and Work Product existing or in process at the time of execution of this Agreement, no party other than Trazer Tech or Licensee shall be licensed to use or allowed to use such Works or Work Product without the written permission of both Trazer Tech and Licensee.

12. INDEMNIFICATIONS AND PRODUCT LIABILITY INSURANCE.

(a.) Licensee shall indemnify, defend and hold harmless Licensor and Trazer Tech from and against any claims, liabilities, damages, settlements, costs, expenses and fees, including without limitation reasonable attorneys’ fees, arising out of or related to Licensee’s activities regarding manufacture and sales of TRAZER Product, provided (i) no such indemnification shall be given for acts of either Licensor or Trazer Tech which are found to be grossly negligent or amounting to willful misconduct, (ii) no such indemnification shall be given to (x) any third party specifically including but not limited to any third party beneficiary of a contract or other agreement of which either Licensor or Trazer Tech is a party (y) any affiliate of Licensor or Trazer tech and (z) TRAQ Inc., or any franchisee or affiliate of TRAQ Inc.

(b.) Licensor and Trazer Tech shall, jointly and severally, indemnify and hold harmless Licensee from and against any claims, liabilities, damages, settlements, costs, expenses and fees, including, without limitation reasonable attorneys’ fees, arising out of or related to Licensor’s or Trazer Tech’s gross negligence or willful misconduct in its performance of this Agreement.

(c.) Licensee shall secure and maintain a product liability insurance policy, including blanket protective coverage, naming Licensor and Trazer Tech as additional insureds. The policy shall be effective during the entire term of this Agreement, and shall provide coverage for injury or wrongful death to a single person in the minimum amount of U.S. $1,000,000. Responsible insurance companies shall write all such insurance, and the limits of coverage shall not be reduced without the prior consent of both Trazer Tech and the Licensor. Licensor and Trazer Tech will also secure appropriate product liability insurance.

13. WARRANTIES AND OBLIGATIONS

(a.) Licensor and Trazer Tech represent and warrant that they are the owners of the entire right, title, and interest in and to the TRAZER Patents and all Know-How, Technical Information, and Proprietary Rights; that they have the right and power to grant the licenses granted herein; that there are no other agreements with any other party in conflict with such grant; and that they know of no prior art that would invalidate the TRAZER Patents.

(b.) Licensor further represents and warrants that Licensee’s contemplated use of the TRAZER Patents and all Know-How, Technical Information, and Proprietary Rights does not infringe any valid rights of any third party, and that there are no actions for infringement against Licensor with respect to thereto anywhere in the world.

14. ADDITIONAL RESPONSIBILITIES AMONG PARTIES TO THE AGREEMENT.

Licensee and Trazer Tech shall not contest Licensor’s ownership of the TRAZER Patents or impair these rights, either directly or indirectly, or in any way assist others to contest or impair the same and hereby expressly acknowledges Licensor’s superior rights.

15. COMPLIANCE WITH APPLICABLE LAWS.

Licensee will obtain all necessary approvals, licenses and/or certifications required by any Federal, State, County or local laws, regulations, rules or ordinances for the sale, installation, operation or use of the TRAZER Products, and will be responsible for compliance with all such applicable laws, regulations, rules and ordinances.

16. TERMINATION.

(a.) This Agreement will be effective as of the date first written above and will continue in full force until the expiration of the Term.

(b.) Licensee may terminate this Agreement without cause by providing Licensor with one hundred twenty (120) days written notice. Licensor, at its option, may waive this notice on behalf of itself and Trazer Tech.

(c.) Either Licensee or Licensor may terminate this Agreement by written notice to the other party if the other party commits a material breach of any term of this Agreement and does not remedy such breach within one hundred twenty (120) days after written notice of such breach is given to it by the non-breaching party describing the alleged breach in reasonable detail.

(d.) Upon termination of this Agreement, any customer or other person who has acquired TRAZER Product from Licensee shall have a royalty-free, paid up license to continue to use and exploit such TRAZER Product, and Licensee may complete the sale of any TRAZER Product in process at the time of termination, and the sale of any TRAZER Product then in inventory.

(e.) In the event of Licensor’s receivership, bankruptcy or insolvency, or if for any reason it ceases to engage in business, Licensor hereby grants to Licensee an exclusive, worldwide license to the TRAZER Patents, Know-How, Technical Information and Proprietary Rights for the purpose of the TRAZER Product so as to enable Licensee to sell TRAZER Product, subject to payment of Revenue Share as set forth herein.

(f.) In the event Licensee for any reason ceases to engage in business, or ceases to manufacture and. market Trazer Product, Licensor shall have the right to terminate this Agreement, and Trazer Tech shall have unrestricted rights to use any and all Works or Work Product used in or developed in connection with this Agreement notwithstanding the provisions of Section 9.

17. OBLIGATIONS UPON TERMINATION.

Upon termination of this Agreement, except as otherwise permitted hereunder, Licensee will cease all use and exploitation of the TRAZER Technology, TRAZER Patents, Technical Information, Know-How, Works, and all Proprietary Rights associated therewith.

18. RELATIONSHIP OF THE PARTIES.

Each of the parties shall act solely as independent contractors, and nothing herein shall be so construed as to create the relationship of employer and employee, partners, principal and agent, or co-venturers as between the parties.

19. ASSIGNMENT.

This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective parents, subsidiaries, affiliates, successors and assigns. This Agreement shall not be assigned by either party without the expressed written permission of the other party.

20. ARBITRATION.

In the event of any dispute arising out of or concerning this Agreement or its performance, Licensor, Licensee and/or Trazer Tech, as the case may be, will make every effort to resolve the dispute amicably and by mutual agreement. If, however, such parties fail to reach agreement, the dispute will be finally settled under the Rules of the American Arbitration Association by three arbitrators who will be chosen according to the Rules of the American Arbitration Association and who will conduct the arbitration proceeding in a neutral city approximately equally convenient to all parties.

21. GOVERNING LAW.

The construction, interpretation, validity and performance of this Agreement will be governed by the laws of the State of Ohio, without regard to conflict of laws principles.

22. NOTICE.

In the event any notice is given under or required by this Agreement, it will be in writing and (i) personally delivered, including delivery by a commercially recognized overnight messenger service or (ii) sent by certified mail, postage prepaid and return receipt requested, to the following addresses:

In the case of Impulse Technology, Inc., to:	Impulse Technology Ltd. 30612 Salem Drive Bay Village, Ohio 44140-1127

In the case of Trazer Technologies, Inc., to:	Trazer Technologies Inc. 30672 Salem Drive Bay Village, Ohio 44140-1127

In the case of Cybex International Inc. to:	CYBEX International Inc. 10 Trotter Drive Medway, MA 02053

23. WAIVER.

The failure of any party to enforce any provision of the Agreement will not be construed to be a waiver of such provision or of its right after that to enforce same and no waiver of any breach will be construed as an agreement to waive any subsequent breach of the same or other provisions.

24. ENTIRE AGREEMENT.

This Agreement contains the entire agreement among the parties with respect to the subject matter hereof, and no prior or collateral representations, promises or conditions, oral or written, relating to the subject matter hereof will be binding upon the parties. This Agreement supersedes and replaces any prior agreement between the parties relating to the subject matter hereof.

25. AMENDMENT.

No modification, extension, renewal, rescission, termination or waiver of any of the provisions contained herein, or any future representation, promise or condition concerning the subject matter hereof, will be binding upon a party, unless made in writing and signed on its behalf by one of its duly authorized officers.

SIGNATURE PAGE TO MANUFACTURING AND DISTRIBUTION LICENSE AGREEMENT

AMONG IMPULSE TECHNOLOGY LTD., TRAZER TECHNOLOGIES, INC.

AND CYBEX INTERNATIONAL, INC.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized respective officers.

IMPULSE TECHNOLOGY LTD. “Licensor”

Date:	By:	/s/ Barry J. French Barry J. French
	Title:	Managing Partner

TRAZER TECHNOLOGIES, INC. “Trazer Tech”

Date:	By:	/s/ Andrew B. Glass Andrew B. Glass
	Title:	CEO

CYBEX INTERNATIONAL, INC. “Licensee”

Date:	By:	/s/ John Aglialoro John Aglialoro
	Title:	CEO

Signatures submitted via facsimile shall be acceptable for the purposes of this agreement.

Fax signed signature page to: Trazer Tech @ 440 835-9324

Fax signed signature page to: Art Hicks @ 856 354-2216

SCHEDULE A TO LICENSE AGREEMENT BY AND AMONG IMPULSE TECHNOLOGY LTD. (“Licensor”), CYBEX INTERNATIONAL INC. (“Licensee”) AND TRAZER TECHNOLOGIES, INC. (“Trazer Tech”)

REVENUE SHARE

The Revenue Share payable by Licensee to Trazer Tech pursuant to Section 5 of the License Agreement shall be determined as follows:

A.	Percentage Revenue Share: Licensee shall pay Trazer Tech a Revenue Share of 33% of the Gross Margin on all TRAZER Product sold or provided to customers by Licensee.

B.	Minimum Revenue Share: Commencing on January 31st, 2006, in the event that the total Revenue Share paid by Licensee to Trazer Tech for the preceding calendar year, and for each subsequent calendar year thereafter is less than the amounts shown in the table below (“the Minimum Revenue Share”), Licensee shall have the option to pay to Trazer Tech an additional amount equal to the difference between the Minimum Revenue Share and the amount of Revenue Share paid by Licensee to Trazer Tech for such calendar year, such additional amount to be paid by Licensee to Trazer Tech within sixty (60) days after the end of such calendar year.

2005	$1,000,000
2006	$1,650,000
2007	$3,300,000

In years subsequent to 2007, the Minimum Revenue Share shall be $3,300,000 per year.

In the event Licensee fails to pay the Minimum Revenue Share to Licensor within sixty (60) days after receipt of Notice from Licensor that Licensee is in default of its obligation to pay such Minimum Revenue Share, then Licensor’s sole remedy shall be to declare that the license granted under the Agreement is no longer an exclusive license, whereupon the Agreement and the license granted therein shall continue to remain in full force and effect on a non-exclusive basis; Licensee shall no longer be obligated to pay the Minimum Revenue Share, but shall continue to be obligated to pay the Revenue Share.

The 33% Revenue Share shall apply only to TRAZER product manufactured and sold by Licensee.

Any capitalized terms used in this Schedule A shall have the meanings set forth in the License Agreement.